COMPANY CONTACT

Mark Brugger
(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY COMPANY APPOINTS JEFFREY J. DONNELLY AS EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

BETHESDA, Maryland, August 8, 2019 - DiamondRock Hospitality Company (the "Company") (NYSE: DRH) a lodging-focused real estate investment trust that owns a portfolio of 31 premium hotels in the United States, today announced the appointment of Jeffrey J. Donnelly as Executive Vice President & Chief Financial Officer effective August 19, 2019.

Mark W. Brugger, President & Chief Executive Officer of the Company stated, “With 25 years of institutional real estate experience, Jeff brings a depth of market knowledge and strategic understanding that will allow him to make an immediate impact. I look forward to working closely with Jeff on capital allocation decisions going forward.”
Mr. Donnelly stated, “I am thrilled to be part of DiamondRock. The opportunity was particularly attractive to me because of the management team, the very high-quality portfolio, and the strong balance sheet. I believe my experience and perspective will enable me to contribute to the future success of DiamondRock and maximizing shareholder value.”

Prior to joining the Company, Mr. Donnelly was the Managing Director of Equity Research at Wells Fargo Securities. In his two-decade career there, he co-founded Wells Fargo’s Real Estate Research Platform and was widely recognized for the excellence of his work. Mr. Donnelly was ranked the No. 1 Real Estate Analysts by R/E Portfolio Magazine, six times recognized in the Top 10 Institutional Investor Rankings, and honored as a Wall Street Journal Analyst All Star. Prior to Wells Fargo, Mr. Donnelly was Assistant Vice President at AEW Capital Management. In that role he had responsibility for a real estate portfolio of more than 40 properties. Specifically, he oversaw capital allocation, budgeting, capital markets and accounting for the diversified portfolio. Additionally, he led the disposition efforts on more than $1 billion in assets as well as a $1.6 billion property-for-stock transaction.

Mr. Donnelly is a Chartered Financial Analyst (CFA), and holds certificates for the Series 7, 63, 86 & 87. He earned a B.B.A. Finance with a dual minor in Economics & Psychology from The George Washington University in 1992.

About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 31 premium quality hotels with over 10,000 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families such as Hilton and Marriott as well as unique boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.